[FIRST CONSULTING GROUP, INC. LOGO]



June 2, 2006                      Exhibit 10.2

Larry R. Ferguson
6800 Medinah Court
Charlotte, N.C.  28210

Dear Larry:

We are very pleased to confirm in writing the offer of employment with First Consulting Group, Inc. (FCG) to serve as our Chief Executive Officer (CEO). Upon your employment, you will also be appointed to FCG's Board of Directors. The terms of this offer shall be remain outstanding until June 15, 2006 and the terms of the offer are as follows:

     o    Your anticipated start date will be June 26, 2006

     o Your title will be Chief Executive Officer (CEO). You will report to FCG's Board of Directors, and you will also be a member of the Board. You agree that your full time and attention on business matters will be devoted to FCG, and that you will not serve on any other boards of directors (other than incidental not-for-profit boards or the following current boards of directors on which you serve: Chamberlin Edmonds & Associates and Atstaff without the prior consent and approval of the FCG Board. Any business travel shall be in accordance with FCG's standard travel policies applicable to all of its associates.

     o FCG is an "at will" employer, meaning that you or FCG can terminate the employment relationship at any time, with or without prior notice, and for any reason not prohibited by statute. You agree that if you or FCG terminates your employment at any time, you shall also immediately resign from the Board of Directors. All employment is continued on the foregoing basis, subject to the terms of employment set forth in this letter.

     o    Your total compensation package shall be as follows:

          >> Your semi-monthly salary will be $19,292 which equates to $463,000 per year.

          >> You will be eligible for the Management/Vice President Bonus Plan, which plan provides for quarterly measurement periods and is currently reviewed and approved annually by the Compensation Committee of the Board. Your actual participation will start with the quarter in which you meet the eligibility requirements (January 1, April 1, July 1 or October 1). If your first day of employment changes from the date described above, the effective date of your bonus plan eligibility may be affected. The bonus payout will be prorated for the first quarter of your employment as long as you are employed by the 16th day of the quarter. Your bonus target will be 75% of your annual base salary (pro-rated for time in position).The bonus target will be divided into two components: (i) 50% will be based on the Firmwide Management/Vice President plan; and (ii) 25% based on personal MBO's established by the Board of Directors for you. The Firmwide Management/Vice President plan currently is divided into two components (i) 90% of target bonus is payable only upon achievement by the firm of quarterly operating income targets approved by the Board and is then funded by any operating income overachievement dollars (2 of every 3 overachievement dollars fund this portion of the bonus pool); and (ii) 10% is based upon achievement by the firm of quarterly DSO targets. Your specific goals for your personal MBO's will be set by the FCG Board of Directors, or its Compensation Committee, as soon as practicable after you commence

Larry R. Ferguson
June 2, 2006
Page 2


               employment with FCG, and you and the Board will make all efforts to set the performance goals within 30 to 60 days of your commencement of employment with FCG. In the event that you do not achieve a bonus of $50,000 in each of the third and fourth quarters of 2006, FCG will pay you additional compensation for such quarters so that you will receive a guaranteed minimum bonus of $50,000 in each such quarters (i.e., if bonus earned through the plans is $25,000 in Q3, FCG will pay you an additional $25,000 at the time bonus payments for Q3 are made). This minimum bonus guarantee shall not apply to the extent you or FCG terminate your employment prior to the date of payment of the applicable installment of the minimum amount.

          >> Effective with your first day of employment, the Compensation Committee of the Board will approve and grant to you an option to purchase 500,000 shares of FCG common stock. The exercise price of the option will be the closing price of FCG's stock on the Nasdaq National Market on the last trading day preceding your first day of employment. The options will vest over four years as follows: 25% shall be exercisable upon the first anniversary of your employment with FCG and the remaining 75% shall vest in 36 equal monthly installments over last three years of the vesting period. The options will have a ten (10) year term and be subject to the terms of FCG's 1997 Equity Incentive Plan, a copy of which is included with this offer letter. The 1997 Plan includes "double trigger" protections allowing for acceleration of the vesting of your options under certain customary circumstances if your employment is terminated (as defined in the 1997 Plan) in the event of a change in control of FCG. You will receive your stock option agreement and grant documentation within fifteen
               (15) days of your first day of employment with FCG.

          >> You will be party to a change in control agreement that provides certain compensation and benefits to you in the event your employment is terminated in connection with a change in control of FCG. Generally, it provides for payment of 200% of your then-current base salary, 24 months of COBRA payments, standard FCG executive outplacement assistance and a pro-rated portion of your current period bonus. The trigger for payment of severance is similar to the "double trigger" set forth in the 1997 Equity Incentive Plan. A copy of the agreement is enclosed for your review and execution concurrent with this letter.

          >> You will be party to FCG's standard employee agreement, which provides for normal and customary confidentiality and non-solicitation of clients and employees. In addition to FCG's standard terms, your employee agreement also contains provisions that allow for payment of lump sum cash severance to you in the amount of 100% of your then-current base salary in the event FCG terminates your employment, other than for "cause" (as defined in the employee agreement).

          >> You will be party to FCG's standard officer indemnification agreement under which FCG provides contractual indemnification allowed by Delaware law for certain directors and officers of the Company. A copy of the agreement is enclosed for your review and execution concurrent with this letter.

          >> You will be eligible to participate in the FCG Supplemental Executive Retirement Plan ("SERP") under the terms and conditions thereof as in effect from time to time. You can elect to defer your own pay on a pre-tax basis to your SERP account (up to 50% of base salary and 100% of bonus). In addition, FCG will contribute $10,000 to your SERP account in 2006 (normally the contribution occurs in the fourth quarter of the year). FCG's contributions have a five-year vesting period, but the contributions you make are immediately vested, subject to the terms of the SERP.

          >> You will be provided the option of temporary furnished housing accommodations up to $3,000/month in order to make it more convenient for you to spend time in the corporate offices when you are not otherwise traveling on business. Please note that this housing allowance is taxable to you.

Larry R. Ferguson
June 2, 2006
Page 3

          >> You will be eligible to participate in the FCG 401(k) plan under the terms and conditions thereof as in effect from time to time. Once eligible, you can contribute up to 50% of your annual salary to the 401(k) plan, up to the maximum set by the IRS each year ($15,000 in 2006). FCG will match 50% of the first $10,000 of your own contribution (This means a matching contribution of up to $5,000 per year). You can elect to receive the matching contribution in cash or FCG stock.

          >> You will be eligible for FCG's benefits program for Vice Presidents, which program is outlined briefly in the enclosed document titled, "Discretionary Benefits for Vice Presidents."

          >> Except as set forth in this letter or the agreements referenced herein above, you will be subject to all standard FCG's policies as set forth in the FCG Associate Handbook, a copy of which is provided for your information with this letter.

Please understand that it is not FCG's desire or intent to induce you to violate any agreement that you may have with your current or any former employer. This offer is contingent on FCG receiving assurance that your acceptance of this offer and commencement of work with FCG will not violate the terms of any agreement that you may have with your current or any former employer. This offer is also contingent upon the favorable completion of referencing which may include: current employer, the verification of degrees/licenses, a criminal background investigation, etc. Our independent auditors, Grant Thornton LLP, will also conduct a standard background check that it conducts on all new executive or financial officers for its public company clients.

The terms of this offer letter, along with the change in control agreement, employee agreement, and indemnification agreement referenced above, shall constitute the terms of your employment with FCG.

If the terms of employment set forth in this letter are acceptable to you, please execute all documents and fax back to Jan Blue at (562) 437-1895. Please also send the originals to Jan's attention in FCG Human Resources (an addressed envelope is included). I can be reached at (714) 520-6367 and will be happy to assist you if you have any questions about this offer or our benefits package.

After we have received your signed copy of this letter indicating acceptance of this offer, you will be sent an information packet which includes documents you will need to bring with you on your first day of employment. You will need to provide a copy of your Social Security card for payroll purposes, as well as original documentation verifying your employment eligibility per federal law. A list of acceptable documents will be provided in the information packet. In addition, please bring a voided, blank check if you would like to initiate direct deposit of your payroll and/or expense checks.

Larry, we think you will find FCG a challenging and rewarding company to lead and we look forward to your favorable response to our offer.


Yours very truly,

FIRST CONSULTING GROUP, INC.                 I hereby accept this offer of
                                             employment in accordance with the
                                             terms stated above.
                                             My expected start date is See above
                                                                       ---------

/s/ Robert Funari                             /s/ Larry R. Ferguson
-----------------------------------          -----------------------------------
Robert Funari                                Signature
Chair of the Compensation Committee
of the Board of Directors

                                             -----------------------------------
                                             Please print your name as you would
                                             like it to appear on your business
                                             cards.
Enclosures

cc:  Douglas G. Bergeron
     Cora Tellez
     HR File